Exhibit 99.2
Equity Office:
Beth Coronelli (Investors/Analysts)
312.466.3286
Terry Holt (Media)
312.466.3102
FOR IMMEDIATE RELEASE
Equity Office Receives Proposal from Vornado Realty Trust
CHICAGO—(BUSINESS WIRE)—Feb. 1, 2007—Equity Office Properties Trust (NYSE: EOP) confirmed that it received today a revised proposal from Vornado Realty Trust. The proposal states that Vornado proposes to acquire Equity Office for $56 per common share, payable (i) $31 in cash and (ii) in Vornado common shares having a value (based on an average price during a period prior to the closing specified in the transaction documents) equal to $25, except that the fraction of a Vornado common share that would be issued per Equity Office common share would not be less than .1852 nor more than .2174. The proposal states that this collar assures that the overall value of the Vornado proposal would remain $56 per Equity Office common share so long as the Vornado common share price remains between $115 per share and $135 per share, as compared to Vornado’s closing price yesterday of $122.35.
Equity Office’s Board of Trustees, consistent with its duties and Equity Office’s obligations under its existing merger agreement with affiliates of The Blackstone Group, will evaluate Vornado’s proposal in due course.
There can be no assurance that Equity Office will enter into a definitive agreement with Vornado.
Equity Office’s Board of Trustees continues to recommend the approval of the transaction with affiliates of The Blackstone Group by Equity Office’s common shareholders. The special meeting of shareholders to vote on the merger agreement with affiliates of The Blackstone Group remains scheduled to be convened on February 5, 2007. If approved by shareholders, and subject to satisfaction of other closing conditions, the transaction with The Blackstone Group would be expected to close on or about February 8, 2007.

Equity Office will file a current report on Form 8-K with the Securities and Exchange Commission (the “SEC”) containing a copy of the proposal from Vornado. The current report on Form 8-K will be available on the SEC’s website, http://www.sec.gov, and on Equity Office’s website, http://www.equityoffice.com. Shareholders are urged to read the proposal.
About Equity Office
Equity Office is the largest publicly traded owner and manager of office properties in the United States by building square footage. At December 31, 2006, Equity Office had a national office portfolio comprised of whole or partial interests in 543 office buildings comprising 103.1 million square feet in 16 states and the District of Columbia. As of that date, Equity Office owned buildings in 24 markets and in 98 submarkets, enabling it to provide premium office space for a wide range of local, regional and national customers.
EOP Operating Limited Partnership is a Delaware limited partnership through which Equity Office conducts substantially all of its business and owns, either directly or indirectly through subsidiaries, substantially all of its assets.
Forward-Looking Statements
This press release contains certain forward-looking statements based on current Equity Office management expectations. Those forward-looking statements include all statements other than those made solely with respect to historical fact. Numerous risks, uncertainties and other factors may cause actual results, performance or transactions of Equity Office and its subsidiaries to differ materially from those expressed in any forward-looking statements. For example, the proposal from Vornado may not result in a definitive agreement for an alternative transaction. Other factors include, but are not limited to: (1) the failure to satisfy the conditions to completion of the proposed mergers with affiliates of The Blackstone Group, including the receipt of the required shareholder approval; (2) the failure to obtain the necessary financing arrangements set forth in the commitment letters received by Blackhawk Parent LLC (an affiliate of The Blackstone Group) in connection with the proposed mergers and the actual terms of such financings; (3) the failure of the proposed mergers to close for any other reason; (4) the occurrence of any effect, event, development or change that could give rise to the termination of the merger agreement; (5) the outcome of the legal proceedings that have been, or may be, instituted against Equity Office and others following the announcement of the proposed mergers; (6) the risks that the proposed transactions disrupt current plans and operations including potential difficulties in employee retention; (7) the amount of the costs, fees, expenses and charges related to the proposed mergers; and (8) the substantial indebtedness that will need to be incurred to finance consummation of the proposed mergers and related transactions, including the tender offers and consent solicitations and other refinancings of Equity Office and its subsidiaries; and other risks that are set forth in the “Risk Factors,” “Legal Proceedings” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of Equity Office’s and EOP Operating Limited Partnership’s filings with the SEC. Many of the factors that will determine the outcome of the subject matter of this press release are beyond Equity Office’s ability to control or predict. Equity Office undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.
Additional Information About the Merger and Where to Find It
In connection with proposed merger transactions involving Equity Office and EOP Operating Limited Partnership and affiliates of The Blackstone Group, Equity Office filed a definitive proxy statement and proxy statement supplement with the SEC and furnished the definitive proxy statement and proxy statement supplement to Equity Office’s shareholders. SHAREHOLDERS ARE URGED TO READ CAREFULLY THE PROXY STATEMENT AND PROXY STATEMENT SUPPLEMENT BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER TRANSACTIONS. Shareholders can obtain the proxy statement, the proxy statement supplement and all other relevant documents filed by Equity Office with the SEC free of charge at the SEC’s website at www.sec.gov or from Equity Office Properties Trust, Investor Relations at Two North Riverside Plaza, Suite 2100, Chicago, Illinois, 60606, (800) 692-5304 or at www.equityoffice.com. The contents of the Equity Office website are not made part of this press release.
Participants in the Solicitation
Equity Office and its trustees and officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in respect to the proposed merger transactions. Information about Equity Office and its trustees and executive officers, and their ownership of Equity Office’s securities, is set forth in the definitive proxy statement and proxy statement supplement relating to the proposed merger transactions described above.
-###-